Exhibit 12


                            DARDEN RESTAURANTS, INC.
      COMPUTATION OF RATIO OF CONSOLIDATED EARNINGS (LOSS) TO FIXED CHARGES
                          (DOLLAR AMOUNTS IN THOUSANDS)

                                                    Thirteen Weeks Ended              Twenty-Six Weeks Ended
----------------------------------------------------------------------------------------------------------------
                                               November 23,      November 24,     November 23,      November 24,
                                                   1997              1996             1997              1996
----------------------------------------------------------------------------------------------------------------
Consolidated Earnings (Loss) from
  Operations before Income Taxes............... $  11,786         $ (15,819)       $  48,036         $  13,074
Plus Fixed Charges.............................     9,259            10,026           18,311            19,614
Less Capitalized Interest......................      (295)             (249)            (581)             (704)
                                                ---------         ---------        ---------         ---------

Consolidated Earnings (Loss) from
  Operations before Income Taxes
  Available to Cover Fixed Charges............. $  20,750         $  (6,042)       $  65,766         $  31,984
                                                =========         =========        =========         =========

Ratio of Consolidated Earnings (Loss) to
  Fixed Charges................................      2.24              (.60)            3.59              1.63
                                                =========         =========        =========         =========

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

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